UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

August 15, 2009

Date of report (Date of earliest event reported)

Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-14602	91-1206026
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740
(Address of principal executive offices)

(808) 326-1353
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition

On August 15, 2008, Cyanotech Corporation issued a news release stating, among other things, that revenues for the first quarter of fiscal 2009 increased 43% to $3,701,000, compared to revenues of $2,583,000 for the first quarter of fiscal 2008. Gross profit for the current first quarter was $1,304,000, with gross profit margin of 35%, compared to a gross profit of $746,000 and gross profit margin of 29% reported for the same quarter of the prior year. Net income for the first quarter was $271,000, or $0.05 per basic and diluted share, compared to net loss of $382,000, or ($0.07) per basic and diluted share for the first quarter of fiscal 2008. This news release was issued concurrently with the filing of the Company’s Form 10-Q for the period ended June 30, 2008. The full text of the news release is attached hereto as Exhibit 99.1.

Item 8.01 — Other Events

In the same news release refered to under Item 2.01, Cyanotech Corporation stated, among other things, that the Company expects continued pressure on input costs going forward and this could cause margins to decline in future periods. The news release also stated the following: “As everyone is aware, rising fuel and energy costs have taken a toll. This issue is not unique to Cyanotech Corporation. After careful evaluation, we have determined that we can no longer absorb fuel and energy increases, especially being located in Hawaii, which has some of the highest energy costs in the world. We therefore will be instituting a price increase across all our products. The increase should be fully implemented by the middle of the third quarter of fiscal year 2009.” The full text of the news release is attached hereto as Exhibit 99.1.

Exhibit Number

99.1	News Release Headed: Cyanotech Reports Financial Results for the First Quarter of Fiscal 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH
CORPORATION (Registrant)

August 15, 2008	By:	/s/ William R. Maris
William R. Maris Chief Financial Officer and VP of Finance and Administration